EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Nuveen Investments, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-123101) on Form S-3 of Nuveen Investments, Inc. of our report dated February 24, 2005, with respect to the consolidated balance sheets of Nuveen Investments, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Nuveen Investments, Inc.

Our report refers to the Company's expensing the cost of stock options per the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," effective April 1, 2004.


/s/ KPMG LLP



Chicago, IL
August 4, 2005